Exhibit 10.24

CONVERTIBLE PROMISSORY NOTE

$1,000,000	Worcester, Massachusetts
July 12, 2002

FOR VALUE RECEIVED, Advanced Cell Technology, Inc., a Delaware corporation (the “Maker”), promises to pay to the order of ACT Group, Inc. (the “Holder”), the principal sum of One Million Dollars ($1,000,000), or so much thereof as may be advanced hereunder, with interest from the date hereof upon said principal sum at a rate of twelve percent (12%) per annum.  This note shall mature and be payable in full on the earlier of (a) thirty-six months following the issuance by the Maker of at least $15,000,000 in any single series of preferred Stock of Maker, or (b) December 31, 2005.

The Maker may prepay this note at any time, and from time to time.

The Maker waives presentment, demand, notice and protest and agrees to pay all costs of collection or attempted collection, including reasonable attorneys’ fees.

This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any provision of this Promissory Note is held to be invalid or unenforceable, that provision shall be ineffective to the extent of such prohibition or shall be modified to conform with applicable law, without invalidating any other provisions of this Promissory Note.

WITNESS:	MAKER:

ADVANCED CELL TECHNOLOGY, INC.

/s/ Cynthia A. Shomphe	By:	/s/ Gunnar Engstrom
Its Chief Financial Officer